July 19, 2016
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We are aware that LifeVantage Corporation has incorporated by reference in its Registration Statement on Form S-8 (No. 333-200363) our report dated July 19, 2016 related to our review of interim condensed consolidated financial statements. Pursuant to Rule 436 under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/S/ WSRP, LLC
Salt Lake City, Utah